Exhibit 5

February 4, 2015

iCAD, Inc.

89 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Gentlemen:

We have acted as special counsel to iCAD, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (a) up to 1,000,000 shares of common stock (the “Shares”) of the Company issuable upon exercise of options granted or to be granted or pursuant to the grant of restricted stock or other stock-based awards (collectively, the “Awards”) eligible for grant under the Company’s 2012 Stock Incentive Plan, as amended (the “Plan”) and (b) 245,000 restricted shares of common stock of the Company offered for sale by the Selling Stockholders listed in the reoffer prospectus contained in the Registration Statement (the “Reoffer Prospectus”), in each case, that were previously granted pursuant to the Plan (the “Reoffer Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) with respect to the shares of common stock that have not been issued under the Plan, when such shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable and (ii) with respect to the previously issued Reoffer Shares, such shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

A. This opinion is limited to the laws of the State of Delaware. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

B. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts, circumstances or changes in law that may hereafter come to our attention.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement and to the reference to us under the heading “Legal Matters” in the Reoffer Prospectus. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ Blank Rome LLP
BLANK ROME LLP